                                                                      EXHIBIT 11

                                The Geon Company
                           Primary Earnings Per Share
                      (In millions, except per share data)

                                                                      Three Months Ended     Nine Months Ended
                                                                         September 30,          September 30,
                                                                      ------------------      ----------------
                                                                         1997      1996        1997      1996
                                                                        ------    ------      ------    ------

PRIMARY EARNINGS PER COMMON SHARE:

    Number of Shares:
    -----------------
    Average shares of common stock outstanding                            23.2      24.0        23.3      24.5

    Net effect of dilutive stock options - based on treasury stock
        method using average market price                                   .1        .3          .2        .4
                                                                        ------    ------      ------    ------

    Total common and common equivalent shares outstanding                 23.3      24.3        23.5      24.9
                                                                        ======    ======      ======    ======

    Net income per share of common stock                                $  .45    $  .25      $  .81    $  .43
                                                                        ======    ======      ======    ======

    The unaudited earnings per share for all periods presented were computed based on the weighted average number of shares of common stock outstanding and common stock equivalents. The market price of common stock as on September 30, 1997 was below the average for the nine months ended September 30, 1997. Therefore, in a fully dilutive earnings per share calculation, the impact of stock options would be anti-dilutive.

    While the market price of common stock as of September 30, 1997 was above the average for the three months ended September 30, 1997, the dilutive impact was immaterial.